EXHIBIT 10.48
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                         DEVELOPMENT AGREEMENT
                         ---------------------

	THIS AGREEMENT made and entered into this 26th day of May, 2004, by and between the CITY OF ELGIN, an Illinois municipal corporation (hereinafter referred to as the "City"); and JOHN B. SANFILIPPO AND SON, INC., an Illinois corporation, ARTHUR/BUSSE LIMITED PARTNERSHIP, an Illinois limited partnership, and 300 EAST TOUHY AVENUE LIMITED PARTNERSHIP, an Illinois limited partnership (hereinafter collectively referred to as "Developer").

	WHEREAS, the City Council has adopted Ordinance No. S4-04, proposing the creation of the proposed Route 20 Tax Increment Financing District pursuant to the Tax Increment Allocation Redevelopment Act at 65 ILCS 5/11-74.4-1, et seq. (hereinafter referred to as the "Proposed Route 20 Tax Increment Financing District"); and

	WHEREAS, the State of Illinois is the owner of an approximately 90 acre parcel of property commonly known as 750 S.
State Street, Elgin, Kane County, Illinois, such property being legally described in Exhibit A attached hereto (hereinafter referred to as the "Subject Property"); and

	WHEREAS, the Subject Property is located within the Proposed Route 20 Tax Increment Financing District; and

	WHEREAS, the Subject property is currently improved with a number of buildings most of which are vacant, dilapidated,

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obsolete, deteriorated, contain asbestos and in a condition below minimum code standards; and

	WHEREAS, the State of Illinois has issued a public notice declaring the Subject Property as surplus property and offering the Subject Property for sale through a sealed bid process; and

	WHEREAS, the Developer desires to acquire the Subject Property and has submitted to the City a proposal for the redevelopment of the Subject Property providing for Developer's corporate headquarters offices consisting of approximately 98,000 square feet, Developer's warehouse and nut and snack food processing facilities consisting of approximately 960,000 square feet and Developer's sales conference and tour center to be developed on the Subject Property as hereinafter described; and

	WHEREAS, the City Council of the City has determined that Developer's proposed redevelopment of the Subject Property as hereinafter described will further the goals and objectives of the Proposed Route 20 Tax Increment Financing District; and
        WHEREAS, Developer's proposal for the redevelopment of the

Subject Property will result in an increase in the City's tax revenues; and

	WHEREAS, it is unlikely that the proposed redevelopment of the Subject Property will occur in the absence of limited development assistance from the City; and

	WHEREAS, in order to provide for the proposed redevelopment of the Subject Property as hereinafter described which will further the goals and objectives of the Proposed Route 20 Tax Increment

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Financing District and which will result in increases in the City's tax base the City has agreed to provide certain development assistance as hereinafter described; and

	WHEREAS, the City of Elgin is a home rule unit authorized to exercise any power and perform any function pertaining to its government and affairs; and

	WHEREAS, this Development Agreement resulting in furthering and achieving the goals and objectives of the Proposed Route 20 Tax Increment Financing District and resulting in increases in the City's tax base are matters within the government and affairs of the City; and

	WHEREAS, the Developer desires to acquire the Subject Property and redevelop the Subject Property in accordance with the terms and conditions provided herein.

	NOW, THEREFORE, for and in consideration of the mutual undertakings as set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

	1.	Recitals.  The foregoing recitals are incorporated into
this agreement in their entirety.

	2.	Purchase of Subject Property from State.  The City agrees
to attempt to purchase the Subject Property from the State of Illinois for a net purchase price of four million dollars
($4,000,000). The acquisition of the Subject Property from the State of Illinois shall be pursuant to the State of Illinois sealed

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bid process as provided in the State of Illinois' public notice of the sale of the Subject Property. The bid form and other bid documents submitted by the City to the State of Illinois in connection with the bid for the proposed purchase of the Subject Property shall be in a form and with terms which are agreed to between the City and Developer. The acquisition of the Subject Property from the State of Illinois shall also be pursuant to a sale agreement between the State of Illinois and the City in a form and with terms which are agreed to between the State of Illinois, the City and the Developer (such sale agreement between the State of Illinois and the City in a form and with terms which are agreed to between the State of Illinois, the City and the Developer is hereinafter referred to as the "Subject Sale Agreement with the State"). In the event the State of Illinois and the City do not enter into such a sale agreement for the Subject Property on or before June 20, 2004, then the Developer, upon written notice to the City, may elect to terminate this Agreement and thereupon, with the exception of Section 35 hereof, this Agreement shall be deemed cancelled and null and void and of no further force and effect and with no further liability of either party hereunder. In the event the State of Illinois and the City do not enter into such a sale agreement for the Subject Property on or before December 31, 2004, and Developer has not previously terminated this agreement pursuant to the preceding sentence hereof, then either party, upon written notice to the other party, may elect to terminate this agreement and thereupon, with the exception of Section 35 hereof, this

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agreement shall be deemed cancelled and null and void and of no further force and effect and with no further liability of either party hereunder. Developer agrees to and shall pay on behalf of the City to the State of Illinois the purchase price and all other costs associated with the acquisition of the Subject Property from the State of Illinois as may be specified in the Subject Sale Agreement with the State. Developer agrees to and shall also provide to the State of Illinois on behalf of the City the five percent (5%) cash, certified check or personal check as required by the State of Illinois bidding process or as may otherwise be provided in the Subject Sale Agreement with the State. Developer shall pay on behalf of the City the balance of the purchase price to the State of Illinois in accordance with the terms of the Subject Sale Agreement with the State. The Closing Date shall be as provided in the Subject Sale Agreement with the State. To the extent permitted by the terms of the Subject Sale Agreement with the State the City shall terminate the Subject Sale Agreement with the State upon written direction from the Developer to do so in the event upon review of an ALTA survey for the Subject Property and the title commitment for the Subject Property the Developer determines that there are unpermitted encroachments or title exceptions. The City agrees not to amend the Subject Sale Agreement with the State without the written consent of Developer. The City agrees and shall deliver copies of all notices sent or received under the Subject Sale Agreement with the State. In the event the City does not acquire title to the Subject Property from

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the State of Illinois on or before December 31, 2004, and in the event the Subject Sale Agreement with the State may still be terminated by the City without any liability or penalty to the City, then the Developer, upon written notice to the City, may elect to terminate this Agreement and thereupon, with the exception of Section 35 hereof, this Agreement shall be deemed cancelled and null and void and of no further force and effect and with no further liability of either party hereunder. In the event the City does not acquire title to the Subject Property from the State of Illinois on or before December 31, 2005, and Developer has not previously terminated this agreement pursuant to the preceding sentence hereof, and in the event the Subject Sale Agreement with the State may still be terminated by the City without any liability or penalty to the City, then either party, upon written notice to the other party, may elect to terminate this agreement and thereupon, with the exception of Section 35 hereof, this agreement shall be deemed cancelled and null and void and of no further force and effect and with no further liability of either party hereunder.
 To the extent permitted by the terms of the Subject Sale Agreement with the State, the City agrees to terminate the Subject Sale Agreement with the State upon written direction from the Developer to do so. The parties further agree that upon Developer's written direction to assign the Subject Sale Agreement with the State to the Developer that the City shall assign its rights and obligations of the Subject Sale Agreement with the State to the Developer. Any such assignment shall provide for the Developer to assume all of

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the City's rights and obligations under the Subject Sale Agreement with the State and shall release the City from any further liability thereunder. The parties further understand and agree that prior to the City entering into the Subject Sale Agreement with the State that the Subject Sale Agreement with the State shall be subject to the approval of Developer's Board of Directors and lenders. Notwithstanding anything to the contrary in this agreement, in the event that either party hereto has terminated this agreement as permitted in the agreement, or in the event the Developer is in breach of a material term of this agreement, and Developer has failed to cure such breach after receiving written notice thereof as provided in Section 23 of this agreement, the City may terminate the Subject Sale Agreement with the State to the extent permitted under the Subject Sale Agreement with the State. In the event the Subject Sale Agreement with the State is terminated to the extent permitted under the Subject Sale Agreement with the State, then either the City or the Developer, upon written notice to the other party, may elect to terminate this agreement and thereupon, with the exception of Section 35 hereof, this agreement shall be deemed cancelled and null and void and of no further force and effect and of no further liability of either party hereunder. In the event this agreement is terminated and the Subject Sale Agreement with the State is terminated the earnest money deposit paid by the Developer to the State under the Subject Sale Agreement with the State shall be refunded to the Developer. In the event this agreement is terminated and the City elects not

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to terminate the Subject Sale Agreement with the State, the City agrees to reimburse to the Developer the earnest money deposit the Developer has paid pursuant to the Subject Sale Agreement with the State. In the event this agreement is terminated, and such termination is not based upon a breach of this agreement by either party hereto, and at such point in time the earnest money deposit under the Subject Sale Agreement with the State is not refundable, then (1) if the City elects to proceed with the purchase of the Subject Property from the State, the City shall grant to the Developer a mortgage interest to the Subject Property as provided in Section 47 hereof in the amount of Developer's earnest money deposit paid pursuant to the Subject Sale Agreement with the State, or (2) if the City elects not to proceed with the purchase of the Subject Property from the State the earnest money deposit paid by the Developer pursuant to the Subject Sale Agreement with the State shall be deemed forfeited. Notwithstanding anything to the contrary in this agreement, Developer may not and shall not terminate this agreement unless at the time of such termination the Subject Sale Agreement with the State may also still be terminated by the City without any liability or penalty to the City unless the Developer agrees to and shall indemnify, hold harmless and reimburse the City for any such liability or penalty.

	3.	Conveyance of Subject Property to Developer.

		A. In the event the City does acquire title to the Subject Property from the State of Illinois as provided in the

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preceding section hereof, the City shall thereafter convey the
Subject Property to the Developer by recordable quit claim deed, subject to: the same title exceptions, encumbrances, conditions, agreements and easements regarding the Subject Property as existed as of the conveyance of the Subject Property from the State of Illinois to the City; exceptions D, E, I, M, N, T, O, P, Q, R and S of Schedule B of the Chicago Title Insurance Company title commitment dated April 5, 2004, Order Number 1410000532428KA; real estate taxes; covenants, conditions, encroachments and restrictions of record; zoning laws, statutes and ordinances, including, but not limited to, matters relating to the Tax Increment Allocation Redevelopment Act and the Proposed Route 20 Tax Increment Financing District; and the terms and obligations of this Development Agreement.

		B. Developer hereby acknowledges and agrees that, except for the Environmental Remediation of the Subject Property as defined and described in Section 11 hereof and the Subject Asbestos Abatement and Building Demolitions on the Subject Property as defined and described in Section 12 hereof, it is acquiring the Subject Property in its "as is" and "where is" condition and that, as of the closing(s) of the conveyance(s) of the Subject Property from the City to the Developer, the Developer will be acquiring the Subject Property with no direct recourse or direct rights of action against the City or the City's officials, officers, employees, agents, attorneys, personal representatives, successors and assigns.

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		C. The parties hereto further understand and agree that,
other than the City cooperating at no cost to the City with the Developer in connection with the Environmental Remediation of the Subject Property as defined and described in Section 11 hereof and the Subject Asbestos Abatement and Building Demolitions on the
Subject Property as defined and described in Section 12 hereof, the City shall have no responsibility for any responsive corrective actions or remediation of any Environmental Condition (as hereinafter defined) at, on or about the Subject Property and that the Developer hereby waives and releases any claim for contribution against, and covenants not to sue the City, or the City's officials, officers, employees, agents, attorneys, personal representatives, successors and assigns, whether asserted directly or indirectly, or whether in the nature of an action for contribution, third party proceeding or other action or proceeding whatsoever, for all damages, including, without limitation, punitive damages, liabilities, costs, losses, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action costs, compliance costs, investigation expenses, consultant's fees, attorney's fees, paralegal fees and litigation expenses
(collectively "Claims") arising out of or in connection with any Environmental Condition (as hereinafter defined) on the Subject
Property or its migration to any other site or location or arising out of or in connection with any Environmental Law (as hereinafter

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defined).  The provisions of this Section 3C shall not apply to any fraud or willful misconduct committed by the City.

		D. The Developer for itself and its successors, assigns and grantees, hereby covenants and agrees that in consideration of this agreement neither the Developer nor its successors or assigns or its grantees shall directly or indirectly sue the City or the City's officials, officers, employees, agents, attorneys, personal representatives, successors or assigns for any Claims with respect to, or arising out of any Environmental Condition (as hereinafter defined) or any other condition of, or situation existing with respect to the Subject Property or any Environmental Law (as hereinafter defined). The covenant and agreement of the Developer as set forth in the preceding sentence shall hereinafter be called the "Covenant Not to Sue". The parties hereto understand and agree that Developer's Covenant Not to Sue City as stated herein does not apply to any action taken by the Developer to enforce any contractual obligations of the City as may be specifically set forth in this agreement. The provisions of this Section 3D shall not apply to any fraud or willful misconduct committed by the City.

                E. "Environmental Condition" shall mean any condition or situations existing on, under, at or about the Subject Property, the groundwater, subsurface water, and/or the underground soil and geologic conditions thereunder, as of the date of the execution of this agreement which (i) constitutes a violation of any State of Illinois or federal environmental law, regulation or ordinance and/or (ii) which does or might form the basis of any public or

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private claim or cause of action for the cleanup or remediation as a result of the release, threatened release, migration or the existence of any contaminants, pollutants, petroleum and petroleum byproducts, crude oil or any fraction thereof, chemicals, asbestos, wastes or substance (including, without limitation, regulated substances and hazardous wastes and hazardous substances as such terms are commonly used and understood within the framework of existing federal and Illinois environmental laws and regulations) and/or (iii) are a release or a threat of release of hazardous substances or hazardous waste, and/or (iv) are described or included in any report provided by the City to the Developer or in any report generated by the investigations of the Subject Property.

                F. "Subject Property" shall mean the property described in this agreement, and any and all improvements thereon, and the soils, subsoils, geologic formations and the groundwater on and under such property.

                G. "Environmental Law" shall mean any federal or state law, statute, regulation, rule, order, decree, judgment or direction concerning environmental protection or health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource, Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, and the Illinois Environmental Protection Act, as amended.

                H. The "City" shall mean the City of Elgin and the City's officials, officers, employees, agents, attorneys, personal

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representatives, boards and commissions, successors, assigns and grantees.

		I. The parties hereto further agree that in the event the Subject Sale Agreement with the State and the conveyance of the Subject Property from the State of Illinois to the City includes a provision which requires the City to indemnify and/or hold harmless the State of Illinois and/or its departments or agencies from claims, damages or matters relating to environmental conditions or matters regarding or relating to the Subject Property (hereinafter referred to as the "State's Indemnity and Hold Harmless Agreement") that as part of the conveyance(s) of the Subject Property from the City to the Developer the City shall assign to the Developer and the Developer shall accept from the City all of the obligations under the State's Indemnity and Hold Harmless Agreement.

                J. The provisions of Sections 3B - 3J shall be deemed remade as of the closing(s) of the conveyance(s) of the Subject Property from the City to the Developer and shall survive such closing(s) and shall but not be merged into any closing documents and shall be binding on the Developer and its successors, assigns and grantees and shall run with title to the Subject Property.

	4.	Survey.  The City has previously provided Developer with
a survey of the Subject Property prepared by Landmark Engineering
Group, Inc., dated March 3, 2004, Job No. 02-04-793. The City shall not be required to provide any other survey of the Subject
Property.

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	5.	Closing.  The time of closing of the conveyance of the
Subject Property from the City to the Developer shall be within sixty (60) days following the occurrence of the latter of: (1) the City's acquisition of the Subject Property from the State of Illinois; (2) the adoption of the Subject Planned General
Industrial Zoning Ordinance for the Subject Property referred to in
Section 9 hereof; (3) the Developer completing the Environmental Remediation of the Subject Property as defined and described in
Section 11 hereof including the Illinois Environmental Protection Agency issuing pursuant to the State of Illinois Site Remediation Program a No Further Remediation Letter(s) to a standard sufficient to permit Developer's unqualified intended use of the Subject
Property for a nut and snack food processing facility; (4) the Developer completing the Subject Asbestos Abatement and Building Demolitions on the Subject Property as described in Section 12 hereof; (5) the establishment of the Route 20 Tax Incremental Financing District referred to in Section 15 hereof; (6) the approval of the expansion of the Enterprise Zone to include the Subject Property referred to in Section 17 hereof; (7) receipt by the Developer or confirmation by the Developer of all State of Illinois incentives Developer is to receive in connection with the Subject Redevelopment of the Subject Property; (8) the Subject Property being available for full and free possession by the Developer including the State of Illinois having completed its relocation of its operations and employees from Building No. 69 on

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the Subject Property; and (9) Developer's review of updated title and survey which conform to the provisions of Section 3A hereof. Notwithstanding the foregoing, Developer may upon written notice to the City elect to waive one or more of the foregoing listed occurrences as a condition of the closing of the conveyance of the Subject Property from the City to the Developer. If such conditions do not occur as provided in this agreement and are not waived, Developer may terminate this agreement as provided in this agreement upon written notice to the City. The parties agree that the closing of the conveyance of the Subject Property from the City to the Developer may incur in phases in the event that the Environmental Remediation of the Subject Property is conducted in phases and the No Further Remediation Letter(s) for the Subject Property are issued by the Illinois Environmental Protection Agency according to such phasing and in the event the Subject Asbestos Abatement and Building Demolitions on the Subject Property are also conducted in phases. It is agreed that the consideration for the City's conveyance of the Subject Property to the Developer shall include Developer having paid the purchase price for the Subject Property to the State of Illinois.

	6.	No Brokers or Agents Involved in this Transaction.
Developer represents and warrants that it has dealt with Interstate Partners L.L.C. and NAI Hiffman as its agents in connection with this transaction and that it shall be responsible for and shall pay to Interstate Partners L.L.C. and/or NAI Hiffman any and all fees,

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costs or expenses such entities may be due.  The City and Developer each warrant to the other that they have dealt with no other brokers or agents in connection with this transaction. Each party agrees to indemnify, hold harmless and defend the other party from any loss, cause, damages or expenses (including reasonable attorney's fees) arising out of a breach of the warranties contained in this section.

	7.	Title.  The City has previously provided to the Developer
a title commitment for the Subject Property issued by Chicago Title Insurance Company dated April 5, 2004, Order No. 1410 000532428KA.
 The City shall not be required to provide any other title commitment or title insurance for the Subject Property.

	8.	Prorations.  There shall be no prorations for the
conveyance of the Subject Property from the City to the Developer.

	9.	Development Application Petition for Rezoning.  Within
sixty (60) days following the entry into this agreement, the Developer agrees to and shall submit to and file with the City a formal development application and petition for rezoning for the Subject Property (such development application and petition for rezoning of the Subject Property is hereinafter referred to as the "Development Application"). The City agrees to execute the Development Application along with the Developer. All costs and expenses relating to the Development Application shall be the responsibility of and shall be paid for by the Developer. Such Development Application shall request the rezoning of the Subject

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Property to a planned general industrial zoning district and shall provide for the redevelopment of the Subject Property in general conformance with the plans prepared by Heitman Architects Inc., dated May 21, 2004 attached hereto as Group Exhibit B, except as same may be amended by the Developer during the development review and the zoning process provided such changes do not alter the basic nature of the Subject Redevelopment of the Subject Property and are in compliance with the terms of this agreement and with an ordinance reclassifying the redevelopment property to a planned general industrial zoning district, or as directed by the City as is necessary to comply with ordinances, building codes or other requirements of law (such development proposal as set forth in Group Exhibit B, as amended, is hereinafter referred to as the "Subject Redevelopment Plan" and the redevelopment of the Subject Property in conformance with the Subject Redevelopment Plan is hereinafter referred to as the "Subject Redevelopment of the Subject Property"). For the purposes of clarification, and except as the Subject Redevelopment Plan may be amended as provided for in this paragraph, the Subject Redevelopment of the Subject Property by the Developer shall in general consist of Developer's corporate headquarters offices consisting of approximately 98,000 square feet, Developer's warehouse and processing facilities consisting of approximately 960,000 square feet and Developer's sales conference and tour center. The parties understand and agree that the foregoing square footage references are preliminary and subject to refinement by the Developer during the development review process.

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 The Development Application to be submitted by the Developer to the City for the City's review and approval shall include all materials and documentation customarily required by the City for such development applications and zoning petitions and shall include architectural elevations of the buildings to be constructed on the Subject Property showing and describing the architectural style and materials of such buildings, preliminary engineering plans, landscape plans, lighting plans, signage plans, estimated development schedules for the subject development and such other and further materials and documentation as may be reasonably required by the City. The City agrees to give prompt consideration to the Development Application. (The planned general industrial zoning district ordinance for the Subject Property authorizing the use of the Subject Property for the Subject Redevelopment of the Subject Property is hereinafter referred to as the "Subject Planned General Industrial Zoning Ordinance for the Subject Property"). In the event the City Council of the City does not adopt the Subject Planned General Industrial Zoning Ordinance for the Subject Property in a form and with terms which are acceptable to the Developer on or before December 31, 2004, then the Developer, upon written notice to the City, may elect to terminate this Agreement and thereupon, with the exception of Section 35 hereof, this Agreement shall be deemed cancelled and null and void and of no further force and effect and with no further liability of either party hereunder. In the event the City Council of the City does not adopt the Subject Planned General Industrial Zoning Ordinance

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for the Subject Property in a form and with terms acceptable to the
Developer on or before December 31, 2005, and Developer has not previously terminated this agreement pursuant to the preceding sentence hereof, then either party, upon written notice to the other party, may elect to terminate this agreement and thereupon, with the exception of Section 35 hereof, this agreement shall be deemed cancelled and null and void and of no further force and effect and with no further liability of either party hereunder.

	10.	Redevelopment for Subject Redevelopment of the Subject
Property.

		A.	It is agreed and understood that the Subject
Property is being conveyed by the City to the Developer for the sole purpose of Developer redeveloping the Subject Property with the Subject Redevelopment of the Subject Property as described in this Agreement. The Subject Redevelopment of the Subject Property shall conform in all respects with the Subject Planned General Industrial Zoning Ordinance for the Subject Property or as directed by the City as is necessary to comply with ordinances, building codes or other requirements of law. The Developer may in its discretion make modifications to the plans for the Subject Redevelopment of the Subject Property provided such changes do not alter the basic nature of the Subject Redevelopment of the Subject Property and are in compliance with the Subject Planned General Industrial Zoning Ordinance for the Subject Property and the terms of this agreement. All costs and expenses relating to the Subject

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Redevelopment of the Subject Property, including without
limitation, the Environmental Remediation of the Subject Property, the demolition of buildings on the Subject Property, the Site Preparation of the Subject Property and the construction of various improvements on the Subject Property, shall be the responsibility of and shall be paid by the Developer.

		B.	Developer shall commence construction of the Subject
Redevelopment of the Subject Property within a reasonable time following the closing of first conveyance of any portion of the Subject Property from the City to the Developer, weather permitting. The Developer shall be deemed to have commenced construction of the Subject Redevelopment of the Subject Property upon initiation of the construction of the foundation of the building to be constructed on the Subject Property. Upon Developer commencing construction of the Subject Redevelopment of the Subject
Property Developer shall continue with and complete such construction in as expeditious a manner as is reasonably practicable. The Subject Redevelopment of the Subject Property shall be deemed completed when Developer has completed construction of all buildings and site improvements, including without limitation landscaping, and has obtained a final occupancy permit for the development and has occupied and commenced operations at the Subject Property. The City agrees to the extent permitted by law to authorize extended construction hours for the Developer and its contractors in connection with the construction of the Subject Redevelopment on the Subject Property.

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	11.	Environmental.  The Developer shall at its expense
provide for the investigation and if necessary remediation of environmental conditions on the Subject Property pursuant to the State of Illinois Site Remediation Program and to obtain No Further Remediation Letter(s) for an industrial standard for the Subject Property pursuant to the State of Illinois Site Remediation Program (415 ILCS 5/58 et seq., as amended). The City agrees at no cost to the City to reasonably cooperate with the Developer in the Developer's efforts to obtain a No Further Remediation Letter(s) for the Subject Property including signing as the record title holder of the Subject Property documentation relating to the State of Illinois Site Remediation Program. Any and all proposed documents to be executed by the City as the owner of the Subject Property in connection with the Environmental Remediation of the Subject Property (as hereinafter defined) shall be submitted to the City for the City's advance review and approval. The City shall approve and sign such documents if such documents are in compliance with the requirements of the State of Illinois Site Remediation Program. Developer shall at its cost retain such qualified environmental consultants and contractors as are necessary to provide for the additional investigations, reports, plans and remediation as may be necessary or required in connection with the Environmental Remediation of the Subject Property (as hereinafter defined). Such consultants and contractors shall be subject to the City's advance approval which shall not be unreasonably withheld.

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Developer shall proceed with such additional investigations on the
Subject Property as may be necessary or required and to thereafter prepare a remediation objectives report and a remedial action plan for the Subject Property. In the event that after such additional investigations on the Subject Property the Developer reasonably determines that the proposed Environmental Remediation of the Subject Property or the asbestos abatement on the Subject Property referred to in Section 12 hereof can not be reasonably accomplished so as to allow for the Subject Redevelopment of the Subject Property as a nut and snack food processing facility at a reasonable cost and within a reasonable time as determined by the Developer, then Developer, within ninety (90) days of the receipt of such information, upon written notice to the City, may elect to terminate this agreement and thereupon, with the exception of Sections 35 and 46 hereof, this agreement shall be deemed cancelled and null and void and of no further force and effect and with no liability of either party hereunder. Upon approval of the remediation objectives report and remedial action plan for the Subject Property by the Illinois Environmental Protection Agency, Developer shall cause any necessary remediation identified in such remediation objectives report and remedial action plan to be performed at its expense in order to obtain a No Further Remediation Letter(s) for an industrial standard for the Subject Property (such environmental investigations, remediation and obtaining a No Further Remediation Letter(s) for an industrial standard for the Subject Property pursuant to the State of Illinois

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Site Remediation Program is hereinafter referred to as the
"Environmental Remediation of the Subject Property"). The Environmental Remediation of the Subject Property shall be conducted by the Developer in compliance with all applicable legal requirements of law including, but not limited to, the provisions of the State of Illinois Site Remediation Program at 415 ILCS 5/58, et seq., as amended. The Environmental Remediation of the Subject Property shall be deemed to be completed when the Illinois Environmental Protection Agency has issued No Further Remediation Letter(s) for an industrial standard for the entire Subject Property and such No Further Remediation Letter(s) are recorded. The No Further Remediation Letter(s) for an industrial standard for the Subject Property referred to herein may contain conditions but such conditions shall not prohibit or unreasonably restrict or interfere with Developer's intended use of the Subject Property consisting of the Subject Redevelopment of the Subject Property as a nut and snack food processing facility. The Environmental Remediation of the Subject Property may be conducted in phases and the No Further Remediation Letter(s) for the Subject Property may be obtained from the Illinois Environmental Protection Agency in phases. Developer shall commence with such Environmental Remediation of the Subject Property within a reasonable time following the City's acquisition of the Subject Property from the State of Illinois and shall complete same as soon as is reasonably practicable. The City agrees to allow the Developer and its contractors access to the Subject Property prior to the conveyance of the Subject Property from the City to the Developer to allow Developer to proceed with such Environmental Remediation of the Subject Property. In the event the Developer is not able to obtain a No Further Remediation Letter(s) for an industrial standard for the Subject Property from the Illinois Environmental Protection Agency on or before June 30, 2005, then the Developer, upon written notice to the City, may elect to terminate this Agreement and thereupon, with the exception of Sections 35 and 47 hereof, this Agreement shall be deemed cancelled and null and void and of no further force and effect and with no further liability of either party hereunder.

	12.	Asbestos Abatement and Demolition.  The Developer shall
at its expense to provide for the removal of asbestos and the demolition of the existing buildings on the Subject Property. The
City agrees at no cost to the City to reasonably cooperate with the Developer in the Developer's efforts to remove the asbestos from the Subject Property and to demolish the existing buildings on the Subject Property including signing as the record title holder of the Subject Property documentation relating to such asbestos removal and building demolitions. Any and all proposed documents to be executed by the City as the owner of the Subject Property in connection with the Subject Asbestos Abatement and Building
Demolitions (as hereinafter defined) shall be submitted to the City for the City's advance review and approval. The City shall approve and execute such documents if such documents are in compliance with applicable regulations and legal requirements relating to the Subject Asbestos Abatement and Building Demolitions. Developer shall retain a qualified environmental consultant to proceed with such additional investigations on the Subject Property as may be required and to thereafter prepare contract specifications for the asbestos removal and demolition of buildings. Developer shall thereafter retain such qualified contractors as are necessary to provide for the asbestos removal and building demolitions. Such environmental consultant and contractors shall be subject to the City's advance approval which shall not be unreasonably withheld or delayed. (Such asbestos removal from the Subject Property and the demolition of the existing buildings on the Subject Property is hereinafter referred to as the "Subject Asbestos Abatement and Building Demolitions"). The Subject Asbestos Abatement and
Building Demolitions shall be conducted by the Developer in compliance with all applicable requirements of law. The Subject Asbestos Abatement and Building Demolitions may be conducted in phases. Developer shall commence with the Subject Asbestos
Abatement and Building Demolitions on the Subject Property within a reasonable time following the City's acquisition of the Subject Property from the State of Illinois and shall complete same as soon as is reasonably practicable. Notwithstanding anything to the foregoing, it is agreed and understood that any required asbestos abatement for and the demolition of the existing building known as Building Number 69 shall not occur until such time as the relocation of the State of Illinois operations and employees in such Building Number 69 has been completed. The City agrees to allow the Developer and its contractors access to the Subject
Property prior to the conveyance of the Subject Property from the City to the Developer to allow Developer to proceed with such Subject Asbestos Abatement and Building Demolitions on the Subject Property.

	13.	Site Preparation.  The City agrees to allow the Developer
and its contractors access to the Subject Property prior to the conveyance(s) of the Subject Property from the City to the Developer to allow Developer to proceed with site preparation for the construction of the Subject Redevelopment of the Subject
Property. Such site preparation shall consist of and be limited to site grading, filling for building pad preparation, installation of underground utilities and construction of foundation footings and slabs (hereinafter collectively referred to as "Site Preparation").
All costs of the Site Preparation shall be the responsibility of and paid for by the Developer. Such Site Preparation shall be performed and conducted by the Developer and its contractors in compliance with all applicable requirements of law and in accordance with plans and specifications which the Developer shall submit in advance to the City for the City's review and approval.
The City agrees that as part of the Site Preparation by the Developer to allow at no cost to Developer up to one hundred thousand (100,000) cubic yards of fill material to be obtained and utilized from the adjacent City owned mining site. The City also agrees that as part of the Site Preparation by the Developer to allow the Developer at no cost to the City to deposit topsoil removed from the Subject Property onto the adjacent City-owned mining site at locations as specified and agreed to by the City.
The obtaining and utilization of such fill material from the adjacent City owned mining site and the deposit of topsoil onto such site shall require the coordination of activities with the current mining operator lessee on such property. In the event that during such Site Preparation activities on the Subject Property the Developer discovers environmental conditions thereon which will prohibit the issuance of or cause the rescission of the No Further Remediation Letter(s) for the Subject Property referred to at
Section 11 hereof, then the Developer, upon written notice to the City, may elect to terminate this agreement and thereupon, with the exception of Sections 35 and 47 hereof, this agreement shall be deemed cancelled and null and void and of no further force and effect and with no further liability of other party hereunder.

	14.	Dedication and Construction of Middle Road.  The
Developer as part of the Subject Development of the Subject Property shall provide for the dedication of the land for the right-of-way and provide for the construction of the roadway currently identified as Middle Road on the southern portion of the Subject Property in substantial conformance with the depiction as set forth in Exhibit B attached hereto. The City and the Developer agree to make reasonable modifications to the precise location of the Middle Road right-of-way to solve engineering, layout and/or design problems not reasonably foreseeable at the time of the execution of this Agreement, provided such changes do not alter the basic nature of the Subject Redevelopment of the Subject Property. There shall be no cost to the State of Illinois or the City for the dedication of Middle Road and all costs of the construction of Middle Road shall be the responsibility of and paid for by the Developer. The City agrees to cooperate with the Developer in an effort to have the proposed Middle Road to be dedicated to the State of Illinois with the desired result being the State of Illinois providing State incentives for 100% of the cost of the construction of the proposed Middle Road. In the event the proposed Middle Road is dedicated to the City as a City road, the City agrees to apply for a grant from the Illinois Department of Transportation for funds to assist with the construction of Middle Road. In the event the City obtains any such grant funds from the Illinois Department of Transportation for the construction of Middle Road the City agrees to reimburse such grant funds to the Developer for the costs of the construction of Middle Road. Middle Road shall be designed and constructed in accordance with the City's applicable specifications for road construction, in accordance with other applicable City ordinances and requirements, in accordance with other applicable requirements of law and pursuant to plans and specifications as approved by the City's engineer. The City and the Developer agree that the Developer shall have the naming rights for the proposed Middle Road.

	15.	Proposed Route 20 Tax Increment Financing District.  The
City agrees to the extent permitted by law to approve pursuant to the Tax Increment Allocation Redevelopment Act at 65 ILCS 5/11-
74.4-1, et seq. a Route 20 Tax Increment Financing Redevelopment
Plan and Project and a Route 20 Tax Increment Financing
Redevelopment Project Area which includes the Subject Property and to adopt tax increment financing in connection with such a designated Route 20 Tax Increment Financing Redevelopment Project
Area (hereinafter collectively referred to as the "Route 20 Tax Increment Financing District"). The term of the Route 20 Tax
Increment Financing District shall be for twenty-three (23) years.
The City agrees to use its best efforts to take all necessary governmental action to provide for the establishment of the Route 20 Tax Increment Financing District as soon as is reasonably practicable which the City currently estimates to be approximately August of 2004. In the event the Route 20 Tax Increment Financing District is not established on or before December 31, 2004, then the Developer, upon written notice to the City, may elect to terminate this Agreement and thereupon, with the exception of
Section 35 hereof, this Agreement shall be deemed cancelled and null and void and of no further force and effect and with no further liability of either party hereunder. In the event the Route 20 Tax Increment Financing District is not established on or before December 31, 2005, and Developer has not previously terminated this agreement pursuant to the preceding sentence hereof, then either party, upon written notice to the other party, may elect to terminate this agreement and thereupon, with the exception of Section 35 hereof, this agreement shall be deemed cancelled and null and void and of no further force and effect and with no further liability of either party hereunder.

	16.	Expansion of Enterprise Zone.  The City agrees to the
extent permitted by law to provide for the expansion by the State of Illinois of the City's existing Illinois Enterprise Zone (the "Elgin Enterprise Zone") created pursuant to the Illinois
Enterprise Zone Act at 20 ILCS 655/1, et seq., to include the Subject Property. The City also agrees to request an extension of the term of the Elgin Enterprise Zone for an additional ten (10) years. The City agrees to the extent permitted by law to achieve the expansion of the Elgin Enterprise Zone by the State of Illinois to include the Subject Property and an extension of the term of the Elgin Enterprise Zone for an additional ten (10) years as soon as is reasonably practicable which the City currently estimates to be approximately August of 2004. Notwithstanding anything to the contrary in this section or in this agreement, it is agreed and understood that the benefits provided to the Subject Property and to the Developer under the Illinois Enterprise Zone Act as part of the proposed expanded Elgin Enterprise Zone shall not include and shall not provide for property tax abatements as otherwise allowed under the Illinois Enterprise Zone Act. In the event the approval of the expansion of the Enterprise Zone to include the Subject

Property does not occur on or before December 31, 2004, then the Developer, upon written notice to the City, may elect to terminate this Agreement and thereupon, with the exception of Section 35 hereof, this Agreement shall be deemed cancelled and null and void and of no further force and effect and with no further liability of either party hereunder.

	17.	Development Assistance.  In consideration of Developer
completing the Subject Redevelopment of the Subject Property as set forth in this agreement, the City agrees to provide the development assistance to the Developer as set forth in this Section 17. In the event of Developer's completion of the Subject Redevelopment of the Subject Property the City agrees to provide to the Developer monetary development assistance not to exceed the total amount of nine million dollars ($9,000,000) (hereinafter referred to as the "Subject Monetary Development Assistance"). The Subject Monetary Development Assistance shall be paid by the City to the Developer in form of reimbursements to the Developer for Redevelopment
Project Costs (as hereinafter defined) incurred by the Developer in connection with the Subject Redevelopment of the Subject Property. Redevelopment Project Costs shall be defined as provided in 65 ILCS 5/11-74.4-3(q), which are incurred by Developer in connection with the Subject Redevelopment of the Subject Property and which are eligible under law for reimbursement from the anticipated City of Elgin Route 20 Area Tax Increment Financing Redevelopment Project
Area Special Tax Allocation Fund (such costs as defined in 65 ILCS

5/11-74.4-3(q), which are incurred by the Developer in connection with the Subject Redevelopment of the Subject Property and which are eligible under law for reimbursement from the anticipated City of Elgin Route 20 Area Tax Increment Financing Redevelopment Project Area Special Tax Allocation Fund are herein referred to as "Redevelopment Project Costs"). In the event Redevelopment Project Costs incurred by the Developer exceed nine million dollars ($9,000,000) it is agreed and understood that the City's Subject Monetary Development Assistance to the Developer shall nonetheless be limited to the total amount of nine million dollars ($9,000,000) and in no event shall the City pay or reimburse to the Developer any amount over nine million dollars ($9,000,000). As a condition of the right to receive payment from the City of the Subject Monetary Development Assistance Developer shall be required to document to the City's reasonable satisfaction that it has incurred such Redevelopment Project Costs in connection with the Subject Redevelopment of the Subject Property. The City's obligation to pay the Subject Monetary Development Assistance to the Developer is conditioned upon and subject to the City receiving the anticipated so-called property tax increment from the Subject Property as part of the Route 20 Tax Increment Financing District. Notwithstanding anything to the contrary in this section or in this agreement, the City shall pay to the Developer the Subject Monetary Development Assistance solely and only from the so-called property tax increment the City receives from the Subject Property which is paid into a special fund to be created as part of the Route 20 Tax

Increment Financing District which is expected to be designated as the City of Elgin Route 20 Area Tax Increment Financing Redevelopment Project Area Special Tax Allocation Fund (such property tax increment the City receives from the Subject Property which is paid into such special fund to be created as part of the Route 20 Tax Increment Financing District is hereinafter referred to as the "Tax Increment from the Subject Property"). The parties understand and agree that the Subject Property as of the entry into this agreement is exempt from real estate taxes and the parties therefore expect that in the event of the creation of the Route 20 Tax Increment Financing District that all of the real estate taxes for the Subject Property should during the term of the Route 20 Tax Increment Financing District consist of the so-called property tax increment. The City agrees until such time as the City has paid the Subject Monetary Development Assistance to the Developer in full as provided in this section not to assign the Tax Increment from the Subject Property to any other owner or developer of property within the Route 20 Tax Increment Financing District. The City shall pay the Subject Monetary Development Assistance to the Developer on an annual basis as described in this section until the City has completed repayment to the Developer of the Subject Monetary Development Assistance. No interest shall accrue on the Subject Monetary Development Assistance. Commencing with the calendar year the City first receives Tax Increment from the Subject Property, the City shall reimburse to the Developer on or before December 1 of such calendar year the Tax Increment from the

Subject Property the City has received in such calendar year. The City shall continue to make such reimbursements to the Developer on an annual basis on or before December 1 of each year until the Subject Monetary Development Assistance has been reimbursed to the Developer. For the purposes of example and clarification, if in the calendar year the City first receives Tax Increment from the Subject Property, the City receives five hundred thousand dollars ($500,000) of Tax Increment from the Subject Property, and in each year following such year the City thereafter receives nine hundred thousand dollars ($900,000) of Tax Increment from the Subject Property, the City would make payment to the Developer of the Subject Monetary Development Assistance as follows: Year 1 - $500,000, Years 2 through 10 - $900,000 each year, and Year 11 - $400,000.

	18.	Relocation of State of Illinois Operations and Employees
from Building Number 69. In the event the City has acquired the Subject Property from the State of Illinois as provided in
Section 2 hereof, the City agrees as part of the Subject Sale
Agreement with the State to reimburse the State of Illinois one-half of the cost of the State of Illinois relocating its operations and employees from Building Number 69 on the Subject Property. For the purposes of this section the cost of the State relocating its operations from Building Number 69 on the Subject Property shall include the cost of renovating the State's new location along with moving expenses relating to moving from Building Number 69.

Notwithstanding the foregoing, it is agreed and understood that the City's reimbursement obligation for such relocation costs is subject to and contingent upon the City and the State of Illinois agreeing in the Subject Sale Agreement with the State on a total amount the City's reimbursement obligation will not exceed.

	19.	Payments in Lieu of Real Estate Taxes.  The Developer
agrees that if during the term of the Route 20 Tax Increment Financing District referred to in Section 15 hereof Developer fails to maintain the Subject Redevelopment on the Subject Property and the total equalized assessed valuation of the Subject Property falls below a total of eleven million four hundred thousand dollars ($11,400,000) the Developer agrees to make payments to the City as described in this section. In such event, the parties will each year for the remaining term of the Route 20 Tax Increment Financing District calculate the amount of tax increment the City would have received from the Subject Property utilizing an equalized assessed valuation for the Subject Property of eleven million four hundred thousand dollars ($11,400,000) (such calculation of tax increment from the Subject Property utilizing an equalized assessed valuation of eleven million four hundred thousand dollars ($11,400,000) is hereinafter referred to as the "Tax Increment Calculation"). The Developer shall pay to the City the amount by which the subject Tax Increment Calculation for the Subject Property exceeds the actual
Tax Increment from the Subject Property received by the City. Developer shall make such payment to the City on or before

December 1 of each year for each year of the remaining term of the Route 20 Tax Increment Financing District. The Developer's payments to the City pursuant to this section shall be offset by the remaining amount, if any, of the Subject Monetary Development Assistance the City has agreed to pay to the Developer pursuant to
Section 17 hereof.

	20.	Assessment of Subject Property.  The City and the
Developer agree that the Subject Redevelopment of the Subject Property should be assessed for general real estate taxes in the manner provided by Illinois Compiled Statutes as they may be amended from time to time. This provision shall not be deemed to prevent Developer or its successors or permitted assigns from appealing or challenging assessments against the Subject Redevelopment on the Subject Property which Developer or its successors or permitted assigns consider to be contrary to law. The Developer agrees that for a period of twenty-five (25) years following the date of this agreement that the Developer and no person affiliated with the Developer or any successor or permitted assign of the Developer shall do any of the following:

		A.	Seek to reduce the total equalized assessed
valuation of the Subject Redevelopment on the Subject Property and/or the Subject Property below a total of eleven million four hundred thousand dollars ($11,400,000) upon completion of the redevelopment improvements. Such amount of eleven million four hundred thousand dollars ($11,400,000) shall be increased by three percent (3%) annually commencing with the calendar year following the completion of the redevelopment improvements;

		B.	Request a full or partial exemption for general real
estate taxes for any portion of the Subject Property; or

		C.	Request an assessment at a value not otherwise
permitted by law.

	21.	Compliance with Laws.  Notwithstanding any other
provisions of this agreement it is expressly agreed and understood by Developer and the City that in connection with the performance of this agreement and the Subject Redevelopment of the Subject Property, including without limitation, the construction of the improvements associated with the Subject Redevelopment on the Subject Property, that Developer shall comply with all applicable federal, state, city and other requirements of law. If during the five (5) year period following the entry into and execution of this agreement, any existing, amended, modified or new City ordinances, codes or regulations of general applicability throughout the City effecting the zoning, subdivision, development, construction of improvements, buildings or appurtenances on the Subject Property are amended or modified in any manner to impose additional requirements on the installation of improvements on the Subject Property, the burden of such additional City requirements shall not apply to the Subject Property. If during the five (5) year period following the entry into and execution of this agreement, any existing, amended, modified or new City ordinances, codes or regulations of general applicability throughout the City effecting the zoning, subdivision, development, construction of improvements, buildings or appurtenances on the Subject Property are amended or modified in any manner to impose less restrictive requirements on the development of, or construction upon, properties within the City, then the benefit of such less restrictive requirement shall inure to the benefit of the Developer and the Subject Property. Developer shall also at its expense secure all permits and licenses, pay all charges and fees and give all notices necessary and incident to the due and lawful prosecution of the work necessary to provide for the Subject Redevelopment of the Subject Property as described in this agreement. Increases, if any, to City building permit fees and City impact fees during the five (5) year period following the entry into and execution of this agreement shall not exceed the lesser of actual percentage increases by the City in the amount of such fees or three percent (3%) annual increases.

	22.	Survival.  All representations, warranties, indemnities
and covenants made by the parties under this agreement, the terms of this agreement and the obligations of the parties under this agreement shall be deemed remade as of the closing of the conveyance of the Subject Property from the City to the Developer and shall survive the closing, and the remedies for breach thereof shall survive the closing and shall not be merged into the closing documents.

	23.	Default.  The City and Developer agree that, in the event
of a default by the other party, the other party shall, prior to taking any such actions as may be available to it, provide written notice to the defaulting party stating that they are giving the defaulting party fifteen (15) days within which to cure such default. If the default shall not be cured within the thirty (30) days period aforesaid, then the party giving such notice shall be permitted to avail itself of remedies to which it may be entitled under this agreement.

	24.	Remedies.  Each of the entities identified in this
agreement which comprise the Developer shall be jointly and severally liable for the performance of the terms of this agreement. If either party fails or refuses to carry out any of the material covenants or obligations hereunder, the other party shall be entitled to pursue any and all available remedies as specified herein or otherwise available at law, equity or otherwise. Notwithstanding the foregoing or anything else to the contrary in this agreement, with the sole exception of an action to recover the monies the City has agreed to pay pursuant to the preceding Section 17 hereof, no action shall be commenced by the Developer against the City for monetary damages. Venue for the resolution of any disputes or the enforcement of any rights pursuant to this agreement shall be in the Circuit Court of Kane County, Illinois.

	25.	Time.  Time is of the essence of this agreement.

	26.	Notices.  All notices shall be required to be in writing
and shall be served on the parties at the addresses following their signatures. The mailing of a notice by registered or certified mail, return receipt requested, or by recognized overnight delivery service or personal delivery by courier service shall be sufficient service.

	27.	Interpretation.  This agreement shall be construed, and
the rights and obligations of the City and the Developer hereunder shall be determined in accordance with the laws of the State of Illinois without reference to its conflict of laws rules.

	28.	Relationship of the Parties.  This agreement shall not be
deemed or construed to create as between the City and the Developer an employment, joint venture, partnership or other agency relationship between the parties hereto.

	29.	Failure to Enforce Provisions.  The failure by a party to
enforce any provision of this agreement against the other party shall not be deemed a waiver of the right to do so thereafter.

	30.	Amendments.  This agreement may be modified or amended
only in writing signed by both parties hereto, or their permitted successors or assigns as the case may be.

	31.	Entire Agreement.  This agreement contains the entire
agreement and understandings of the parties hereto with respect to the subject matter as set forth herein, all prior agreements and understandings having been merged herein and extinguished hereby.

	32.	Joint and Collective Work Product.  This agreement is and
shall be deemed and construed to be a joint and collective work product of the City and the Developer, and, as such, this agreement shall not be construed against the other party, as the otherwise purported drafter of same, by any court of competent jurisdiction in order to resolve any inconsistency, ambiguity, vagueness or conflict, if any, in the terms and provisions contained herein.

	33.	Assignment.  This agreement shall be binding on the
parties hereto and their respective successors, successors in title, grantees and assigns and shall run with the land. A memorandum of this Agreement shall be recorded by the City against the title of the Subject Property. In the event the Developer assigns this agreement advance written notice of such assignment shall be provided to the City. Any such assignment shall expressly provide that the assignee shall comply with all terms and requirements of this agreement.

	34.	No Conflicting Interests.  Developer hereby represents
and warrants that the Developer, nor any associated person or organization, presently owns or has any beneficial interest in the Subject Property being conveyed to Developer or entitled to receive any income from the Subject Property. In compliance with 50 ILCS 105/3.1, Developer shall provide the City with a written statement subscribed by an owner, authorized trustee, corporate official, or managing agent, under oath, disclosing the identity of every person having an interest, real or personal, in the development group and every shareholder entitled to receive more than seven and one/half (7.5%) percent of the total distributable income of any corporation which will have an interest, real or personal, in such property upon the acquisition of any interest by the Developer in the Subject Property.

	35.	Indemnification.  To the fullest extent permitted by law,
Developer agrees to and shall indemnify, defend and hold harmless, the City, its officials, officers, employees, attorneys, agents, boards and commissions from and against any and all claims, suits, judgments, costs, attorney's fees, damages or other relief, including but not limited to workmens' compensation claims, in any way resulting from or arising out of or alleged to be resulting from or arising out of negligent actions or omissions of the Developer in connection herewith (which shall be deemed to include, but are not limited to, (1) the performance of this agreement,
(2) the Environmental Remediation of the Subject Property or any other environmental remediation of the Subject Property, (3) the Subject Asbestos Abatement and Building Demolitions or any other asbestos abatement or demolition activities on the Subject
Property, (4) the Site Preparation or any other site preparation activities on the Subject Property and (5) the construction of any improvements on the Subject Property), including negligence or omissions of employees, agents or subcontractors of the Developer, or in any way resulting from or arising out of or alleged to be resulting from or arising out of any violation and/or breach of the terms or provisions of this agreement by the Developer, including any violation and/or breach by employees, agents or subcontractors of the Developer. In the event of any action against the City, its officials, officers, employees, agents, attorneys, boards or commissions covered by the foregoing duty to indemnify, defend and hold harmless such action shall be defended by legal counsel of the City's choosing. The foregoing provisions of this Section 35 shall not apply to any fraud or willful misconduct committed by the City. Notwithstanding anything else to the contrary in Section 24 hereof or anything else to the contrary in this Agreement, with the sole exception of an action to recover the monies the City has agreed to pay pursuant to the preceding Section 17 hereof, no action shall be commenced by the Developer against the City for monetary damages.
The provisions of this paragraph shall survive any termination and/or expiration of this agreement.

	36.	Insurance.  Prior to Developer providing for the
performance of any work on the Subject Property prior to the conveyance of the Subject Property from the City to the Developer, including, but not limited to, the Environmental Remediation of the Subject Property, the Subject Asbestos Abatement and Building Demolitions or the Site Preparation on the Subject Property, Developer shall provide or cause its contractors and/or agents to provide to the City a certificate of insurance naming the City as a primary, non-contributing co-insured with limits of not less than one million dollars ($1,000,000) per occurrence and excess coverage of not less than five million dollars ($5,000,000) covering general liability including personal injury and property damage. Developer shall also provide or cause its contractors and/or agents to provide to the City comprehensive automobile liability insurance covering all owned, non-owned and hired motor vehicles with limits of not less than one million dollars ($1,000,000) per occurrence for bodily injury and property damage. Such certificate of insurance shall provide that the insurance shall not be terminated or not renewed for any reason without thirty (30) days advance written notice to the City. The insurance to be provided by the City pursuant to this section shall apply as primary insurance with respect to all other insurance or self-insurance programs afforded to the City. There shall be no endorsement or modification of this insurance to make it excess over other available insurance, alternatively, if the insurance stated is excess or prorate, it shall be endorsed to be primary with respect to the City.

	37.	Severability.  In the event any phrase, section,
paragraph or portion of this Agreement is found to be invalid or illegal by any Court of competent jurisdiction, such finding of invalidity as to that portion shall not affect the validity, legality or enforceability of the remaining portions of this Agreement.

	38.	No Disconnection.  Neither the Developer nor any of the
Developer's successors in interest shall file, cause to be filed or take any action that would result in the disconnection or deannexation of the Subject Property from the City of Elgin.

	39.	Public Improvements and Utilities. Developer shall be
responsible at its costs for the construction and installation of public improvements and utilities consisting of storm sewers, sanitary sewers, watermains, streets and appurtenant structures as are needed to adequately service the Subject Property in accordance with applicable City ordinance or requirements. In the event Developer is unable to obtain offsite utility easements required to serve the Subject Property for the Subject Redevelopment of the Subject Property over, under, across, or through property not owned by the City or under the City's control which may be necessary or appropriate for the Subject Redevelopment of the Subject Property at a cost and on conditions acceptable to the Developer, the City shall use, to the full extent permitted by law, its eminent domain power to secure all such easements. Prior to commencing any condemnation action, Developer shall submit for City review and approval written documentation demonstrating that Developer has pursued reasonable alternatives for the acquisition of such easements, and Developer shall deposit with the City the amount of funds necessary to pursue eminent domain action and to acquire such easements. All such actions and acquisitions shall be at no cost to the City, which costs shall be born solely by the Developer.

	40.	Sanitary Sewer Lines.  The City hereby agrees to allow
the Developer to tie into the existing sanitary sewer lines of the

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City at the Developer's expense, subject to payments required under any outstanding reimbursement ordinances, and with payment of all applicable fees. The City agrees to reserve capacity in the existing 24 inch sanitary sewer line located near the northern property line of the Subject Property sufficient to serve the proposed Subject Redevelopment of the Subject Property. At Developer's expense, the City agrees to cooperate with the Developer in obtaining all necessary Illinois Environmental Protection Agency (IEPA) permits required for such sanitary sewer systems and tie-ins. Developer shall bear all costs for extensions, tie-ins, and permits consistent with applicable City ordinances. Developer shall install sewer line improvements on the Subject Property in compliance with final engineering plans as approved by the City Engineer for the Subject Redevelopment of the Subject Property.

	41.	Water Lines.  The City hereby agrees to allow Developer
to tie into the existing water lines of the City, at Developer's expense, subject to payments required under any outstanding reimbursement ordinances, and with the payment of applicable fees.
At Developer's expense, the City agrees to cooperate with the Developer obtaining all necessary Illinois Environmental Protection Agency (IEPA) permits required for such watermain extensions and tie-ins. Developer shall bear all costs for such extensions, tie-ins and permits consistent with applicable City ordinances.
Developer shall install water line improvements on the Subject

Property in compliance with final engineering plans as approved by the City Engineer for the Subject Redevelopment of the Subject
Property.

	42.	Storm Water Drainage.  The City agrees to the extent
permitted by law and to the extent as described in this section to permit Developer to discharge storm water drainage from the Subject Property onto the City's adjacent property to the west. The City agrees to accept a volume of storm water from the Subject Property onto the City's adjacent property which can reasonably be accommodated under the City's current design of a golf course for such property using reasonably accepted engineering practices as determined by the City Engineer.

	43.	Acceptance of Public Improvements.  Upon review and
recommendation by the City Engineer, the City Council shall accept all public rights-of-way and improvements located thereon, sanitary sewers, storm drainage sewers and watermains lying within public rights-of-way or public easements on the Subject Property. Any improvements located in private rights-of-way shall be installed in easements dedicated for and acceptable to the City. The sewer and water service lines (from the buffalo box to the subject building(s) to be constructed on the Subject Property) shall not be owned or maintained by the City. Developer shall replace or repair damage to public improvements installed within, under or upon the Subject Property resulting from construction activities by the Developer and its employees, agents, contractors and sub-contractors prior to final acceptance by the City, but shall not be deemed hereby to have released any such other party from liability or obligations in this regard. Acceptance of public improvements shall be consistent with applicable City ordinances. In lieu of a letter of credit or other security the Developer hereby guarantees the payment of any monies necessary for the completion, repair or maintenance of any such public improvements which would otherwise be covered by an applicable letter of credit or other security.

	44.	Stop Work Orders.  Except as may be required pursuant to
the Kane County Stormwater Management Ordinance, the City shall issue no stop work orders directing work stoppages on buildings or parts of the Subject Property without setting forth the alleged violations in writing, and Developer shall forthwith proceed to correct such violations as may exist; provided, however, that the City shall give not less than ten (10) days notice to Developer of its intention to issue stop work orders in advance of the actual issuance of such stop work orders, except in the event an emergency is deemed to exist by the City.

	45.	Building Permits, Certificates of Occupancy and Other
Approvals. The City agrees to issue, within a reasonable time after initial submission, review, and approval of building construction plans, and the payment of required building permit fees and all other applicable fees, all necessary building and other permits and approvals for the construction of any and all improvements on the Subject Property or issue a letter of denial within said period of time informing Developer and the applicant as to where in the application does not conform to the stated section of the code. The issuance of a building permit, in and of itself, shall not be construed as a guarantee that a certificate of occupancy shall be issued, it being the intention of the parties that the issuance of a certificate of occupancy shall be subject to the following provisions. The City agrees to issue certificates of occupancy within a reasonable time after application or to issue a letter of denial within said period of time informing Developer and the individual or entity to whom the building permit was issued specifically as to those corrections necessary as a condition to the issuance of a certificate of occupancy and quoting the section of the code relied upon by the City in its request for correction. The City agrees that certificates of occupancy (temporary or permanent, as the case may be) shall be issued upon (a) proper application of the appropriate party; and (b) compliance with all applicable building codes, zoning ordinance requirements and other applicable requirements of law. In lieu of a letter of credit or other security covering one hundred and twenty/five percent (125%) of the cost of any incomplete site work as a condition of a temporary certificate of occupancy the Developer hereby guarantees the payment of any monies necessary for the completion, repair or maintenance of such site improvements which shall otherwise be covered by an applicable letter of credit or other security. The City agrees to have City staff give expedited and priority consideration to all building permit applications, certificate of occupancy applications, and applications for other approvals in connection with the Subject Redevelopment of the Subject Property.

	46.	Cooperation in Obtaining State of Illinois Incentives.
The City agrees to cooperate with the Developer at no cost to the City in Developer's efforts to obtain incentives from the State of Illinois for the Subject Redevelopment of the Subject Property. In the event that any State of Illinois incentives for the Subject Redevelopment of the Subject Property are paid by the State of Illinois to the City, the City agrees to reimburse such State incentive funds to the Developer. Notwithstanding anything to the contrary in this Section, the provisions of this Section are not intended and shall not be construed as being applicable to the Route 20 Tax Increment Financing District or the so-called Property Tax Increment the City may receive as part of the Route 20 Tax Increment Financing District.

	47.	Mortgage for Developer.

		A.	In the event the Developer has terminated this
Agreement as permitted by the terms of this agreement and the City has prior to such termination acquired the Subject Property from the State of Illinois, the parties agree that the City shall then grant to the Developer a mortgage interest to the Subject Property as described in this section (such mortgage interest to the Subject Property as described in this section is hereinafter referred to as the "Subject Mortgage". The purpose of Subject Mortgage shall be to permit the Developer to recover Redevelopment Project Costs which were incurred by Developer in connection with the Subject Redevelopment of the Subject Property prior to Developer's termination of the Agreement. The Redevelopment Project Costs which shall be eligible for inclusion in the Subject Mortgage shall consist of land acquisition costs, asbestos abatement costs, building demolition costs, Environmental Remediation Costs and an additional $2,000,000 in land acquisition costs incurred by the Developer in connection with the proposed Subject Redevelopment of the Subject Property but not to exceed a total amount of eleven million dollars ($11,000,000). In the event Redevelopment Costs and such additional land acquisition costs incurred by the Developer referred to in this section exceed eleven million dollars ($11,000,000) it is agreed and understood that Developer's Subject Mortgage interest in the Subject Property shall nonetheless be limited to the total amount of eleven million dollars ($11,000,000) and in no event shall the Developer's Subject Mortgage interest in the Subject Property exceed eleven million dollars ($11,000,000).
As a condition of the City granting the Developer the Subject
Mortgage interest in the Subject Property as provided for in this paragraph, the Developer shall be required to document to the City's reasonable satisfaction that it has incurred the eligible Redevelopment Project Costs in connection with the proposed Subject Redevelopment of the Subject Property. No interest shall accrue on the Redevelopment Project Costs referred to in this section and no interest shall accrue on Developer's Subject Mortgage interest in the Subject Property. Within sixty (60) days of Developer having terminated this Agreement as permitted by the terms of this agreement, and following the City's receipt of reasonable documentation that Developer has incurred the eligible
Redevelopment Costs and such additional land acquisition costs for which Developer proposes to be secured by the Subject Mortgage, the City shall record the Subject Mortgage against title to the Subject Property in favor of the Developer in an amount not to exceed eleven million dollars ($11,000,000). The term of years of the Subject Mortgage shall be indefinite and until such time as a "Repayment Event" (as hereinafter defined) occurs. A Repayment
Event whereby the monies secured by the Subject Mortgage shall be repaid to the Developer shall be defined to consisting of the following events: (1) the City sells the Subject Property or a portion thereof to a third party; (2) the City conveys without a purchase price the Subject Property or a portion thereof to a third party for redevelopment; (3) the City redevelops the Subject
Property or a portion thereof for its own municipal purposes; or
(4) the Subject Property is improved for any purpose. City or public roads and/or City or public utility lines and/or dedications and/or easements for same shall not be considered a Repayment Event for the purposes of this section. No payment regarding the Subject Mortgage shall be required until a Repayment Event occurs. In the event the City sells the Subject Property or a portion thereof to a third party the City's repayment obligation regarding the Subject Mortgage shall be limited solely and only to the amount of the purchase price the City receives from a third party or parties for the Subject Property or the subject portion thereof being sold but not to exceed a total of eleven million dollars ($11,000,000) and there shall be no recourse against the City or otherwise regarding the Subject Mortgage other than for the City to pay over to the Developer the purchase price proceeds the City receives from a third party or parties for the Subject Property or the subject portion thereof being sold not to exceed eleven million dollars ($11,000,000). In the event the City conveys without a purchase price the Subject Property or a portion thereof to a third party for redevelopment or the City redevelops the Subject Property or a portion thereof for its own municipal purposes the City repayment obligation regarding the Subject Mortgage shall be limited solely and only to the following procedure: The City and the Developer shall jointly select an MAI appraiser to appraise the fair cash market value of the Subject Property or the portion thereof being conveyed by the City without a purchase price or developed by the City. In the event the City and the Developer can not agree as to an appraiser the City and the Developer will each retain their own
MAI appraiser and the City and the Developer will also jointly select a third MAI appraiser. The appraisers shall use the market approach to value and shall provide an opinion as to the fair cash market value of the property or the portion thereof being conveyed by the City without a purchase price or developed by the City. The City and the Developer shall share evenly the cost of the appraisal. In the event the City and Developer retain their own appraisers each party shall pay its own appraiser. In the event the City and the Developer have agreed to jointly select one MAI appraiser to appraise the fair cash market value of the Subject Property or the portion thereof being conveyed by the City without a purchase price or developed by the City the estimate of the fair cash market value of the Subject Property or the portion thereof being so conveyed or developed by the City shall be as determined by such appraiser jointly selected by the City and the Developer.
In the event the City and the Developer have each retained their own appraisers and have jointly retained a third appraiser the average of the two closest of such three appraisals shall be considered the market value of the Subject Property (such value of the Subject Property as determined by the appraiser jointly selected by the City and Developer or as determined by the average of the two closest of the three appraisals referred to above is hereinafter referred to as the "Market Value of the Subject Property"). Within one hundred and eighty (180) days following the determination of the Market Value of the Subject Property or the portion thereof being conveyed by the City without a purchase price or developed by the City the City shall cause the amount of the Market Value of the Subject Property or the portion thereof being so conveyed or developed by the City to be paid to the Developer but not to exceed a total amount of eleven million dollars ($11,000,000) as satisfaction and payment for the Subject Mortgage. Upon the payment of the proceeds of the purchase price for the Subject Property from a third party or parties to the Developer or upon payment of the Market Value of the Subject Property after the

City's conveyance without a purchase price or redevelopment by the City of the Subject Property the Developer shall provide to the City a release of the Subject Mortgage in a recordable form. In the event the City sells, conveys without a purchase price or redevelops a portion of the Subject Property, Developer, upon receipt of the proceeds for the portion of the Subject Property being sold, conveyed or redeveloped agrees to and shall provide a partial release of the Subject Mortgage in recordable form for the portion of the Subject Property in question.

		B.	In the event the City has granted the Developer a
mortgage interest to the Subject Property as described in the preceding Subparagraph A of this section which has not been paid, and until such time as a Repayment Event occurs or the City has entered into a contract to sell or convey the Subject Property or a portion thereof to a third party, it is agreed that the Developer shall have an option to purchase the Subject Property from the City as described in this Subparagraph B. The Developer shall exercise such option to purchase the Subject Property by giving the City written notice thereof. The purchase price for the Subject
Property shall consist of the Developer relinquishing and waiving the Subject Mortgage interest in the Subject Property and reimbursing the City one hundred percent (100%) of the amount of the monies the City has expended up to such point in time in connection with or relating to the costs of the acquisition, development and/or improvement of the Subject Property. The closing shall be within sixty (60) days of the City's receipt of such written notice. The other terms of such purchase of the Subject Property by the Developer shall be as provided in Sections 3, 4, 6, 7 and 8 of this agreement.

		C.	In the event the City has granted the Developer a
mortgage interest to the Subject Property as described in the preceding Subparagraph A of this section which has not been paid, and in the event the City enters into a contract to sell or convey without a purchase price the Subject Property or a portion thereof to a third party, it is agreed that the Developer shall have a right of first refusal to purchase the Subject Property from the City as described in this Subparagraph C. In such a circumstance where the City has entered into a contract to sell or convey without a purchase price the Subject Property or a portion thereof to a third party the City shall give written notice thereof to the Developer. The Developer shall have thirty (30) days thereafter to notify the City in writing that it is exercising its right of first refusal to purchase the Subject Property from the City. In the event the Developer does not notify the City in writing within such thirty (30) day period that it is exercising its right of first refusal to purchase the Subject Property from the City the Developer's right of first refusal to purchase the Subject Property shall automatically terminate and be null and void. In the event the Developer does notify the City in writing within such thirty
(30) day period that it is exercising its right of first refusal to purchase the Subject Property from the City the purchase price for the Subject Property shall be in the amount of the purchase price in the City's contract to sell the property to a third party for such monetary purchase price less the amount of the outstanding mortgage interest to the Subject Property the City has granted to the Developer pursuant to the preceding Subparagraph A. In the event the City has entered into a contract to convey without a purchase price the Subject Property or a portion thereof to a third party the purchase price for the Subject Property for the Developer exercising its right of first refusal as described in this Subparagraph C shall be in an amount as agreed to between the City and the Developer less the amount of the outstanding mortgage interest to the Subject Property the City has granted to the Developer pursuant to the preceding Subparagraph A. In the event the City and the Developer are unable to agree to a purchase price for the Subject Property the purchase price shall be determined utilizing the appraisal procedures as set forth in the preceding Subparagraph A hereof less the amount of the outstanding mortgage interest to the Subject Property the City has granted to the Developer pursuant to the preceding Subparagraph A hereof. In the event the amount of the outstanding mortgage interest to the Subject Property the City has granted to the Developer pursuant to the preceding Subparagraph A hereof exceeds the amount of the purchase price for the Subject Property it is agreed and understood that the purchase price for the Developer shall be zero with the Developer waiving any remaining difference thereof it being agreed and understood that the City shall have no responsibility or obligation to pay any such deficiency to the Developer. The closing shall be within sixty (60) days of the City's receipt of such written notice. The other terms of such purchase of the Subject Property by the Developer shall be as provided in Sections 3, 4, 6, 7 and 8 of this agreement.

	48.	Cooperation Regarding Section 1031 Exchange.  The City
agrees, at no cost or expense to the City, to reasonably cooperate with the Developer regarding Developer's efforts to complete an Internal Revenue Code Section 1031 exchange in connection with
Developer's acquisition of the Subject Property.

	49.	Burial Plots.  In the event the Developer encounters any
unmarked graves on the Subject Property during the development of the Subject Redevelopment on the Subject Property the City agrees to provide at no cost to the Developer burial plots for any bodies exhumed during the project.

	50.	Counterparts.  This agreement may be executed and
delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

	IN WITNESS WHEREOF, the parties hereto have entered into and executed this agreement on the date and year first written above.

            SIGNATURE PAGE FOLLOWS ON FOLLOWING PAGE

CITY OF ELGIN, a municipal             JOHN B. SANFILIPPO AND SON, INC.,
corporation                            an Illinois corporation


By /s/ EDWARD SCHOCK                   By /s/ JASPER B. SANFILIPPO
   -----------------                      ------------------------
   Mayor                                  Its Chief Executive Officer
                                              -----------------------

Attest:                                Attest:

/s/ DOLONNA MECUM                      /s/ JASPER B. SANFILIPPO, JR.
-----------------                      -----------------------------
City Clerk                                 Its Executive Vice President
                                                 Operations
By Suellyn Losch, Deputy Clerk                 ------------------------

                                       ARTHUR/BUSSE LIMITED PARTNERSHIP,
                                       an Illinois limited partnership


                                       By /s/ JASPER B. SANFILIPPO
                                          ------------------------
                                          Its President of General Partner
                                              ----------------------------

                                       Attest:

                                       /s/ JASPER B. SANFILIPPO, JR.
                                               -----------------------------

                                          Its Assistant Secretary
                                              -------------------

                                       300 EAST TOUHY AVENUE LIMITED
                                       PARTNERSHIP, an Illinois limited
                                       partnership


                                       By /s/ JASPER B. SANFILIPPO
                                          ------------------------
                                          Its President of General Partner
                                              ----------------------------

                                       Attest:

                                       /s/ JEFFREY SANFILIPPO
                                           ------------------
                                           Its Assistant Secretary



City of Elgin                          John B. Sanfilippo and Son, Inc.
c/o City Manager                       2299 Busse Road
150 Dexter Court                       Elk Grove Village, IL 60007-6057
Elgin, IL  60120-5555

With a Copy of Any Notice to:	With a Copy of any Notice to:

William A. Cogley                      Jeffrey J. Stahl
Corporation Counsel                    Stahl Cowen Crowley LLC
City of Elgin                          55 W. Monroe St, Suite 500
150 Dexter Court                       Chicago, IL 60603
Elgin, IL  60120-5555

(EXHIBIT A - plat of survey of Subject Property>


(EXHIBIT B - Development Proposal>